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                                                                    EXHIBIT 4.23

                          EIGHTH SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of October 29, 1998, among Von Hoffmann Press, Inc., a Delaware corporation (the "Company"), Custom Printing Company, a Delaware corporation, and Marine Midland Bank, as trustee under the indenture referred to below (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

                               W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of May 22, 1997, providing for the issuance of an aggregate principal amount of $100,000,000 of 10 3/8% Senior Subordinated Notes due 2007 (the "Notes");

     WHEREAS, Custom Printing Company, a Missouri Corporation ("CP Missouri"), executed and delivered to the Trustee a Supplemental Indenture, dated as of July 15, 1998, pursuant to which CP Missouri became a Guarantor under the Indenture;

     WHEREAS, on October 29, 1998, CP Missouri merged with and into Custom Printing Company, a Delaware corporation and, prior to such merger, a wholly-owned subsidiary of CP Missouri ("CP Delaware"), with CP Delaware as the surviving corporation of such merger;

     WHEREAS, Article 11 of the Indenture provides that under certain circumstances the Company may or must cause certain of its subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Notes pursuant to a Notes Guarantee on the terms and conditions set forth herein; and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, CP Delaware, and

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.


Dated: October 29, 1998              VON HOFFMANN PRESS, INC.


                                     By: /s/ Robert A. Uhlenhop
                                        ----------------------------------------
                                        Robert A. Uhlenhop
                                        President and
                                        Chief Executive
                                        Officer


Dated: October 29, 1998              CUSTOM PRINTING COMPANY


                                     By: /s/ Robert A. Uhlenhop
                                        ----------------------------------------
                                        Robert A. Uhlenhop
                                        Chief Executive Officer


Dated: November 6, 1998              MARINE MIDLAND BANK,
                                        as Trustee


                                     By: /s/ Marcia Markowski
                                        ----------------------------------------
                                        Name:  Marcia Markowski
                                        Title: Assistant Vice President

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